Exhibit 99.1

Investor Contact: Steve Zenker
(239) 498-8066
stevezenker@wcicommunities.com

Media Contact: Ken Plonski
(239) 498-8691
kenplonski@wcicommunities.com

FOR IMMEDIATE RELEASE

WCI Reports 107% Rise in Quarterly Orders

Bonita Springs, FL (October 14, 2004) – WCI Communities, Inc. (NYSE: WCI), named America’s Best Builder 2004 by the National Association of Home Builders and Builder Magazine, today announced strong new orders and backlog for its third quarter ended September 30, 2004.

During the quarter, the number of new orders rose 106.6% to 1,006 from the 487 recorded in the third quarter of 2003. The gain was achieved despite the impact of four hurricanes which affected many of the company’s Florida operating regions during the quarter. The value of the orders rose to $689.7 million, a 126.2% increase from the $304.9 million achieved in the same period a year ago. Both the Traditional and Tower Homebuilding Divisions experienced strong order growth, with traditional home orders up 58.5% and tower home orders up 256.8%. Orders in the Traditional Homebuilding division were particularly robust for the retirement segment, while the increase in new orders in the Tower Division was due in large part to the success of the company’s new buildings. Four new towers began converting reservations to contracts during the period, contributing 326 unit sales with a value of $276.4 million. Backlog as of quarter-end stood at $1.87 billion, an 89.4% increase over the same date a year ago.

While orders for the quarter were strong, traditional homebuilding revenues for the quarter were below expectations due to the impact of the hurricanes. The storms caused delays in home closings as inspections, utility hook-ups, and homeowner insurance issues, coupled with lost construction days, proved too difficult to overcome so late in the quarter. “Revenues for the quarter were actually quite favorable considering the impact of the hurricanes,” stated Jerry Starkey, President of WCI. “The odds of four separate storms of that magnitude affecting our building regions in one quarter are hard to fathom, but we actually fared quite well under the circumstances.” The storms likely reduced the quarter’s revenues by at least the $30 million from the delayed closing of approximately 60 homes. Tower revenues were impacted to the extent that the days of lost construction affected the percentage of completion of the buildings.

WCI will be reporting its full third quarter results on November 2, 2004 with a conference call commencing at 10:00 AM EST. Interested parties can access the call by dialing (706) 679-5866 or via the company’s website at http://www.wcicommunities.com in the Investor Relations section.

Preliminary Results

	Three Months Ended		Nine Months Ended
	9/30/04	9/30/03	9/30/04	9/30/03
Homebuilding:
New contract value (000)	$689,722	$304,918	$1,656,082	$990,164
Net new contracts	1,006	487	2,717	1,519
Average price (000)	$686	$626	$610	$652
Revenues (000)	$407,217	$286,974	$898,472	$718,828
Traditional Homebuilding:
New contract value (000)	$261,226	$175,222	$815,027	$530,766
Net new contracts	585	369	1,947	1,188
Average price (000)	$447	$475	$419	$447
Revenues (000)	$166,116	$159,520	$373,495	$337,118
Lot sales (000)	$10,615	$1,000	$12,754	$1,954
Closings	367	427	872	956
Tower Homebuilding:
New contract value (000)	$428,496	$129,696	$841,055	$459,398
Net new contracts	421	118	770	331
Average price (000)	$1,018	$1,099	$1,092	$1,388
Revenues (000)	$241,101	$127,454	$524,977	$381,710

	Backlog Data
		9/30/04		9/30/03
	Units	Dollars (000)	Units	Dollars (000)
Homebuilding		$1,874,424		$989,846
Traditional Homebuilding	2,189	$1,046,213	1,101	$534,074
Tower Homebuilding		$828,211		$455,772

About WCI

WCI Communities, Inc. (NYSE: WCI) has been creating amenity-rich, master-planned lifestyle communities since 1946. Florida-based WCI and its Northeastern U.S. subsidiary, WCI Spectrum Communities, cater to primary, retirement, and second-home buyers in Florida, New York, New Jersey, and Connecticut. The company offers traditional and tower home choices with prices from the mid-$100,000s to more than $10 million. In addition to homebuilding, WCI generates revenue from its Prudential Florida WCI Realty Division, its mortgage and title businesses, and its Amenities Division, which operates many of the golf courses, marinas, and recreational and dining facilities within its communities. The company currently owns and controls developable land of over 17,000 acres.

Certain information included herein and in other company reports, Security and Exchange Commission filings, statements and presentations is forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements about the company’s anticipated operating results, financial resources, ability to acquire land, ability to sell homes and properties, ability to deliver homes from backlog, ability to secure materials and subcontractors. Such forward-looking information involves important risks and uncertainties that could significantly affect actual results and cause them to differ materially from expectations expressed herein and in other company reports, filings, statements and presentations. These risks and uncertainties include WCI’s ability to compete in real estate markets where we conduct business; the availability and cost of land in desirable areas in Florida and elsewhere and our ability to expand successfully into those areas; WCI’s ability to obtain necessary permits and approvals for the development of its lands; the availability of capital to WCI and our ability to effect growth strategies successfully; WCI’s ability to pay principal and interest on its current and future debts; WCI’s ability to maintain or increase historical revenues and profit margins; availability of labor and materials and material increases in labor and material costs; increases in interest rates and availability of mortgage financing; the level of consumer confidence; adverse legislation or regulations; unanticipated litigation or legal proceedings; natural disasters; and changes in general economic, real estate and business conditions. If one or more of the assumptions underlying our forward-looking statements proves incorrect, then the company’s actual results, performance or achievements could differ materially from those expressed in, or implied by the forward-looking statements contained in this report. Therefore, we caution you not to place undue reliance on our forward-looking statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. This statement is provided as permitted by the Private Securities Litigation Reform Act of 1995.

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For more information about WCI and its residential communities visit

www.wcicommunities.com